UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 1, 2011

STEELE RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3081 Alhambra Drive, Suite 208 Cameron Park, California	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

Salmon Canyon Copper Company (“Lessor”) and Steele Resources, Inc. (“SRI”), a wholly-owned subsidiary of Steele Resources Corporation (“SRC”), have entered into a definitive Mineral Lease Agreement with Option to Purchase (the “Lease Agreement”). The Lease Agreement, effective as of June 21, 2011, was finalized on July 1, 2011 with the negotiation of the timing of the initial lease payment on or before July 22, 2011. The Lease Agreement allows SRI the right to explore and, if warranted, develop 10 mining claims consisting of 200 acres of land located near Salmon, Idaho (the “Copper Canyon Mine”). The Lease includes the use of all water rights to the Copper Canyon Mine. The lease term expires June 1, 2013. Following the initial lease payment of $25,000, a second lease payment of $25,000 is required on November 1, 2011, a third payment of $50,000 is due on May 1, 2012 and a final lease payment of $425,000 on November 1, 2012. SRI has the right to purchase the Copper Canyon Mine at the end of the Lease term for $3,975,000.

SRI will be exploring primarily for commercially viable copper and cobalt deposits however there are no work or development requirements specified in the Lease Agreement, it being at SRI’s sole discretion as to what activity, if any, it determines to perform on the Copper Canyon Mine. A technical report and mineral evaluation was completed by Behre Dolbear & Company in 1979, which postulated a mineralized body totaling up to 465,000 tons of mineralized material with average grades of 1.3% copper per ton, 0.69% of cobalt per ton, and.065% each of gold and silver per ton.  As used herein, the term “mineralized material” does not meet the SEC’s definition of proven or probable reserves as set forth in Industry Guide 7 since SRI has not yet demonstrated the existence of proven or probable reserves at the Copper Canyon Mine.  Behre Dolbear & Company’s report, combined with SRI’s preliminary geologic review, has lead SRI to believe there could be a large scale copper-cobalt deposit at the Copper Canyon Mine.  SRI has submitted an application to conduct a drill program in the underground workings of the mine with the intent of verifying the findings of the Behre Dolbear & Company report and further define the mineralization at the site.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2011	STEELE RESOURCES CORPORATION

By: /s/ Scott Dockter
A.Scott Dockter, Chief Executive Officer

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